Exhibit 99.B(2)(N)(i)

[DECHERT LLP LETTERHEAD]

June 28, 2007

ING Senior Income Fund

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258-2034

Re:            ING Senior Income Fund
SEC File No. 811-10223

Dear Ladies and Gentleman:

We hereby consent to all references to our firm in the Registration Statement under the Securities Act of 1933, as amended and Amendment No. 24 under the Investment Company Act of 1940, as amended of ING Senior Income Fund.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP